Exhibit 99.1

ACHILLION REPORTS SECOND QUARTER AND

SIX MONTH 2015 FINANCIAL RESULTS

NEW HAVEN, Conn. (August 10, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today reported financial results for the three and six months ended June 30, 2015. For the second quarter of 2015, Achillion reported a net loss of $29.0 million or $0.25 per share, compared with a net loss of $15.7 million or $0.16 per share for the second quarter of 2014. Cash, cash equivalents, marketable securities, and interest receivable as of June 30, 2015 were $261.1 million.

During the second quarter, Achillion granted Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, an exclusive, worldwide license to develop and, upon regulatory approval, commercialize HCV products and regimens containing one or more of Achillion’s HCV assets. Assuming successful development and commercialization, Achillion is eligible to receive up to $905 million in clinical, regulatory and commercialization milestone payments. Achillion is also eligible to receive tiered royalty percentages between mid-teens and low-twenties based upon future worldwide sales. Janssen is responsible for all of the development costs within the collaboration and all subsequent costs related to commercialization of the HCV assets. On July 1, 2015, Achillion received $225 million from Johnson & Johnson Innovation – JJDC, Inc. following the issuance of 18,367,346 shares of Achillion at a price of $12.25 per share.

“During the first half of 2015, we executed a broad, strategic collaboration with Janssen for the worldwide development and commercialization of our HCV assets. Janssen recently initiated a Phase I clinical trial with a triple DAA regimen consisting of ACH-3102, or odalasvir, ALS-335 and simeprevir. With their renowned development expertise, we reiterate their previously stated goal of initiating Phase 3 development by early 2017 and look forward to realizing potentially significant economic benefit by participating in the large and sustainable global HCV market,” commented Milind S. Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “Furthermore, our exceptionally strong financial position allows us to continue to expand our internal expertise in immunology and complement-related disorders. To date, we have synthesized more than a thousand small molecule factor D inhibitors, with three potential candidates completing IND-enabling studies. Our goal remains filing a regulatory application by year-end in order to initiate Phase 1 development in early 2016 and pursuing multiple indications across areas of significant unmet medical need throughout the year.”

Second Quarter Results

For the three months ended June 30, 2015, Achillion reported a net loss of $29.0 million compared with a net loss of $15.7 million during the same period of 2014. The Company recognized $711,000 in revenue for the three months ended June 30, 2015, representing a portion of the premium paid by JJDC associated with its equity purchase of Achillion common stock which is being recognized over the 180-day technology transfer period. No revenue was recognized during the same period in 2014.

Research and development expenses were $19.8 million for the three months ended June 30, 2015, compared with $12.2 million for the same period of 2014. Research and development expenses increased primarily due to increased manufacturing costs for ACH-3422 and preclinical costs for the Company’s complement inhibitors, partially offset by reduced clinical trial costs for odalasvir and its combination clinical trials. For the three months ended June 30, 2015, general and administrative expenses were $10.1 million, compared with $3.6 million incurred during the same period in 2014. The increase for the three months ended June 30, 2015 was primarily due to increased business consulting and corporate legal fees related to the Janssen Agreement, increased corporate fees and taxes, and increased non-cash stock-based compensation costs.

Non-cash stock compensation expense totaled $2.4 million for the second quarter of 2015 as compared with $1.6 million for the second quarter of 2014 and is included in research and development and general and administrative expenses.

Six Month Results

For the six months ended June 30, 2015, Achillion reported a net loss of $48.2 million, compared to a net loss of $31.7 million in the same period in 2014. The Company recognized $711,000 in revenue during the six months ended June 30, 2015 representing a portion of the premium paid by JJDC associated with its equity purchase of Achillion common stock. No revenue was recognized during the same period in 2014.

For the six months ended June 30, 2015, research and development expenses totaled $34.9 million, compared with $25.0 million during the same period in 2014. Research and development expenses increased primarily due to increased manufacturing costs for ACH-3422 and preclinical costs for the Company’s complement inhibitors, partially offset by reduced clinical trial costs for odalasvir and its combination clinical trials. General and administrative expenses were $14.4 million for the six months ended June 30, 2015, increased from $7.0 million in the same period in 2014. The increase for the six months ended June 30, 2015 was primarily due to increased business consulting and corporate legal fees related to the Janssen Agreement, increased corporate fees and taxes, and increased non-cash stock-based compensation costs.

Non-cash stock compensation expense totaled $5.3 million for the six months ended June 30, 2015 as compared with $3.2 million for the same period in 2014, and is included in research and development and general and administrative expenses.

Updated 2015 Financial Guidance

At June 30, 2015, Achillion had cash, cash equivalents, marketable securities, and interest receivable of $261.1 million. Achillion also received $225 million from Johnson & Johnson Innovation – JJDC, Inc. following the issuance on July 1, 2015, of 18,367,346 shares of Achillion at a price of $12.25 per share.

The Company expects total annual revenue to be $66 million, representing the total premium paid by JJDC associated with its equity purchase of Achillion common stock. The Company expects that research and development expenses during 2015 will be approximately $60-65 million, compared to previously provided guidance of $85 - $95 million, and that general and administrative expenses will add $20-25 million of expense with an annual net loss anticipated of $18-20 million. Net cash used in operating activities in 2015 will be approximately $65-70 million, based on current operating plans, anticipated timelines and the estimated cost of clinical trials and product development programs, as compared to previous guidance of $100 - $110 million. The net loss per share is anticipated to be approximately $0.15 per share.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-fourths of the global HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection.

About Complement Factor D Platform

Achillion has leveraged its internal discovery capabilities and a novel complement-related platform to develop small molecule inhibitors of complement factor D. Factor D is an essential serine protease involved in the complement pathway, a part of the innate immune system. Achillion’s complement platform is focused on advancing compounds that inhibit factor D, can be orally-administered, and can potentially be used in the treatment of immune-related diseases in which complement plays a critical role. Potential indications being evaluated for these compounds include paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS), myasthenia gravis, and dry age-related macular degeneration (dry AMD). Achillion anticipates that its platform could play a role in addressing the needs of all PNH patients, including patients who have suboptimal response to, or fail to respond to, the currently available treatment, as well as for patients suffering from other complement-mediated diseases.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s discovery, clinical development, and commercial teams have advanced multiple novel product candidates with proven mechanisms of action into studies and toward the market. Achillion is focused on solutions for the most challenging problems in infectious disease including HCV and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements with respect to: the potential benefits and prospects for the combined Janssen-Achillion portfolio of HCV compounds; the potential benefits and prospects for Achillion’s portfolio of complement inhibitors; the expected efficiency and benefits of Janssen’s clinical trial design approaches; the Company’s goals and plans with respect to advancing complement inhibitor compounds into clinical development; and the commercially competitive position of the Company’s portfolio of drug candidates. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “may,” “will,” “would,” and “should” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; advance the preclinical and clinical development of its complement inhibitors; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with numerous other companies that are seeking to develop improved therapies for the treatment of HCV and for complement-mediated diseases; manage expenses; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

In addition, any forward-looking statements in this press release represent Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$711	$—	$711	$—

Operating expenses:
Research and development	19,772	12,177	34,928	25,019
General and administrative	10,127	3,589	14,370	6,982

Total operating expenses	29,899	15,766	49,298	32,001

Loss from operations	(29,188)	(15,766)	(48,587)	(32,001)

Other income (expense):
Interest income	225	117	377	275
Interest expense	(15)	(8)	(31)	(19)

Net loss	$(28,978)	$(15,657)	$(48,241)	$(31,745)

Net loss per share - basic and diluted	$(0.25)	$(0.16)	$(0.42)	$(0.33)

Weighted average shares outstanding - basic and diluted	117,770	97,017	114,504	96,905

Balance Sheets

(Unaudited, in thousands)

	June 30, 2015	December 31, 2014

Cash, cash equivalents, marketable securities and interest and subscriptions receivable	$261,075	$159,167
Working capital	225,700	$141,816
Total assets	266,091	$156,807
Long-term liabilities	345	$279
Total liabilities	24,161	$13,338
Total stockholders’ equity	241,930	$143,469